Exhibit 99.1

CONTACTS:

Martin G. Klein	Stanley Wunderlich
Chairman, CEO	Consulting for Strategic Growth
Tel: (203) 797-2699	Tel: (800) 625-2236
Fax: (203) 797-2697	Fax: (212) 697-0910
E-mail: mklein@electroenergyinc.com	E-mail: CFSG1@aol.com
www.electroenergyinc.com

FOR IMMEDIATE RELEASE

ELECTRO ENERGY INC. COMPLETES PRIVATE PLACEMENT,
RAISING A TOTAL OF $5.5 MILLION

DANBURY, Conn., July 27, 2004 – Electro Energy Inc. (OTCBB:EEEI) announced today that the company has completed its $5.5 million private placement offering, consisting of a base offering of $4.5 million plus an over-allotment of approximately $1 million. On June 9, 2004 the company had announced the closing of the first $3,001,000 of the offering and on July 6, 2004 the company announced the closing of an additional $1,633,500. Closing of the final $866,500 on July 16, 2004 completed the offering as planned.

Since going public through a stock-for-stock merger with a subsidiary of MCG Diversified Inc. on June 9, Electro Energy Inc.‘s share value has risen more than 57 percent, from its opening price of $3.10 on June 10 to its closing price of $4.87 on July 26, 2004. On June 24, the company announced $2.5 million in new funding on two government contracts, one for the U.S. Army and the other for the U.S. Air Force, to continue manufacturing technology development of its bipolar nickel-metal hydride battery for military applications. On July 12, 2004 the company announced receiving three small business innovative Phase I contracts from U.S. government agencies, followed by an announcement on July 21 of a $731,000 contract from the U.S. Department of Energy.

“We are very pleased with the way the financial community is responding to the Electro Energy opportunity,” said Martin G. Klein, Chairman and CEO, Electro Energy. “Those knowledgeable about the battery markets have quickly grasped the advantages and growth potential that our innovative bipolar nickel-metal hydride battery design presents. We continue to receive strong support from a broad range of government departments, and we are aggressively pursuing commercialization to penetrate commercial, industrial and utility markets, including the automotive industry. The primary use of the proceeds from the offering will be to expand our manufacturing capabilities and to market our bipolar nickel-metal hydride batteries.”

Electro Energy’s Technology
        Electro Energy’s bipolar nickel-metal hydride battery design, for which seven U.S. patents and four foreign patents have been issued and for which three additional patent applications are in process, represents a significant departure from conventional battery configurations. Electro Energy’s technology employs nickel-metal hydride chemistry, but utilizes a cell design and electrode fabrication technology that is significantly simpler and less costly than conventional cylindrical and prismatic battery technologies. Electro Energy’s battery construction, which in the finished product significantly increases performance, consists of flat wafer cells that are stacked one on top of another to make a multi-cell battery.

        Each cell consists of one positive electrode, separator layers and one negative electrode contained in face sheets that also serve as the cell contacts. Multi-cell batteries are constructed by stacking identical cells so that the positive contact of one cell contacts the negative contact of the adjacent cell. The design of Electro Energy’s products offers a number of significant advantages, including providing an ability to discharge efficiently at exceptionally high rates, compact packaging and lower manufacturing costs, which are important in critical applications such as military communications, military aircraft and space and medical applications, as well as power-consuming applications such as hybrid electric cars, electric bicycles and scooters, cordless power tools, load regulation and stationary energy storage.

        Electro Energy has developed active relationships with U.S. government agencies such as the U.S. Army, the Naval Air Systems Command, the U.S. Air Force, the Ballistic Missile Defense Organization, the National Aeronautics and Space Administration, the National Institutes of Health, the U.S. Department of Energy, and the Partnership for a New Generation Vehicle. These agencies are not only potential purchasers of Electro Energy’s batteries but are also sources of significant research and development funding.

About Electro Energy
        Electro Energy, headquartered in Danbury, Connecticut, was founded in March 1992 by Martin G. Klein, who has over 40 years of experience in the advanced battery field. Electro Energy focuses on the development and ultimate commercialization of a concept for a bipolar nickel-metal hydride (BP Ni-MH) rechargeable battery. Since its founding, Electro Energy has developed and owns both the patented design of BP Ni-MH batteries and the patented production process for their manufacture. Electro Energy has produced and delivered prototype BP Ni-MH batteries for the U.S. Army (field radios and silent watch applications), NASA (satellites), Partnership for a New Generation Vehicle (hybrid vehicles), NAVAIR and U.S. Air Force (F-18 and F-16 Aircraft), National Institute of Health (NIH) (heart assist pumps), and the Department of Energy (DOE) (distributed energy and power quality), that have demonstrated performance advantages over existing technologies.

        Electro Energy’s Colorado Springs facility, Electro Energy Mobile Products Inc., acquired in 2003 from privately held Eagle Picher Technologies, is a supplier of Super NiCd’s for U.S. Government satellite systems, and vented nickel–cadmium batteries for legacy military aircraft such as the B-52, B-1 and Cobra Helicopters and industrial products. The Colorado Springs operation is also developing thermal batteries and lithium batteries and will participate in the manufacture of BP Ni-MH products.

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        Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the companies, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Technical complications that may arise could prevent the prompt implementation of any strategically significant plan(s) outlined above. The companies caution that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in Electro Energy’s Form 8-K and MCG Diversified, Inc.‘s Form 10-QSB for the period ended March 31, 2004, filed with the U.S. Securities and Exchange Commission (available at www.sec.gov). Electro Energy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
        Pursuant to a June 1, 2004 agreement, Consulting For Strategic Growth I, Ltd. (“CFSG”) provides Electro Energy with consulting, business advisory, investor relations, public relations and corporate development services, for which CFSG receives a fixed monthly fee for the duration of the agreement. Independent of CFSG’s receipt of cash compensation from Electro Energy, CFSG may choose to purchase the common stock of Electro Energy and thereafter sell those shares at any time it deems appropriate to do so.